Exhibit 10.8

AMERICAN MEDICAL SYSTEMS, INC.

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made and entered into effective as of March 9, 2004, between American Medical Systems, Inc., a Delaware corporation (the “Company”), and Carmen L.Diersen (the “Executive”).

R E C I T A L S:

          WHEREAS, the Company recognizes that the future growth, profitability and success of the Company’s business will be substantially and materially enhanced by the employment of the Executive by the Company; and

          WHEREAS, the Company desires to employ the Executive and the Executive has indicated her willingness to provide her services to the Company, on the terms and conditions set forth herein;

          NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

          Section 1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. The Executive shall serve as the Executive Vice President and Chief Financial Officer and Secretary, in such capacity, shall report directly to the Company’s Chief Executive Officer and shall have such duties as are typically performed by the Chief Financial Officer of a corporation, together with such additional duties, commensurate with the Executive’s position as the Chief Financial Officer of the Company, as may be assigned to the Executive from time to time by the Company’s Chief Executive Officer. The Executive shall take the office of Chief Financial Officer effective March 22, 2004. The principal location of the Executive’s employment shall be at the Company’s principal executive office located in Minnetonka, Minnesota, although the Executive understands and agrees that she may be required to travel from time to time for Company business reasons.

          Section 2. Term. Unless terminated pursuant to Section 6 hereof, the Executive’s employment hereunder shall commence on the date hereof and shall continue during the period ending on the second anniversary of the date hereof (the “Initial Term”). Thereafter, the Executive’s employment term shall extend automatically for consecutive periods of one year unless either party shall provide notice of termination not less than sixty (60) days prior to an anniversary date of this Agreement. The

Initial Term, together with any extension pursuant to this Section 2, is referred to herein as the “Employment Term.” The Employment Term shall terminate upon any termination of the Executive’s employment pursuant to Section 6.

          Section 3. Compensation. During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

          (a) Salary. As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive a base salary (the “Salary”) of $230,000 per year with increases, if any, as may be approved by the Board of Directors or the Compensation Committee of the Board. The Salary shall be payable in accordance with the customary payroll practices of the Company as the same shall exist from time to time. In no event shall the Salary be decreased during the Employment Term.

          (b) Bonus. During the Employment Term, in addition to Salary, the Executive shall be eligible to participate in such bonus plans as may be adopted from time by the Board of Directors for other officers of the Company (the “Bonus”) for each such calendar year ending during the Employment Period; provided that, unless the Board of Directors or the Compensation Committee of the Board determines otherwise, the Executive must be employed on the last day of such calendar year in order to receive the Bonus attributable thereto. The Executive’s entitlement to the Bonus for any particular calendar year shall be based on the attainment of performance objectives established by the Board of Directors or the Compensation Committee of the Board in any such bonus plan.

          (c) Benefits. Except as otherwise provided in this Agreement, in addition to the Salary and Bonus, if any, the Executive shall be entitled during the Employment Term to participate in health, insurance, retirement, disability, and other benefit programs provided to other officers of the Company on terms no less favorable than those available to the other officers of the Company. The Executive shall also be entitled to the same number of vacation days, holidays, sick days and other benefits as are generally allowed to other senior executives of the Company in accordance with the Company’s policies in effect from time to time.

          (d) Stock Options. The Executive shall be granted stock options (the “Options”) to acquire 230,000 shares of Common Stock of American Medical Systems Holding, Inc. (the “Parent Corporation”) at a price equal to Fair Market Value in effect on the Price Date. All of the terms and conditions relating to the Option, including the vesting and expiration dates, are set forth in the Stock Option Agreements executed by the Company and the Executive (the “Stock Option Agreements”).

          Section 4. Exclusivity. During the Employment Term, the Executive shall devote her full time to the business of the Company and its subsidiaries, shall faithfully serve the Company and its subsidiaries, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to her by the Chief Executive Officer or the Board of Directors in accordance with the terms of this Agreement, shall use her best efforts to promote and serve the interests of the Company and its subsidiaries and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations related to the business of the Company and its subsidiaries, (ii) engage in personal investing activities and [(iii) serve on the board of directors of not more than two (2) other companies whose businesses are not in competition with the business interests of the Company?], provided that the activities set forth in these clauses (i), (ii) and (iii), either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.

          Section 5. Reimbursement for Expenses. During the Employment Term, the Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Company from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

          Section 6. Termination and Default.

          (a) Death. The Executive’s employment shall automatically terminate upon her death and upon such event, the Executive’s estate shall be entitled to receive the amounts specified in Section 6(e) below.

          (b) Disability. If the Executive is unable to perform the duties required of her under this Agreement because of illness, incapacity, or physical or mental disability, the Employment Term shall continue and the Company shall pay all compensation required to be paid to the Executive hereunder, unless the Executive is disabled such that the Executive would be entitled to receive disability benefits under the Company’s long-term disability plan, or if no such plan exists, the Executive is unable to perform the duties required of her under this Agreement for an aggregate of 180 days (whether or not consecutive) during any 12-month period during the term of this Agreement, in which event the Executive’s employment shall terminate.

          (c) Cause. The Company may terminate the Executive’s employment at any time, with or without Cause. In the event of termination pursuant to this Section 6(c) for Cause (as defined below), the Company shall deliver to the Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Cause which is the reason for such termination. Termination of the Executive’s employment hereunder shall be effective upon delivery of such notice of termination. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s failure (except where due to a disability contemplated by subsection (b) hereof), neglect or refusal to perform her duties hereunder which failure, neglect or refusal shall not have been corrected by the Executive within 30 days of receipt by the Executive of written notice from the Company of such failure, neglect or refusal, which notice shall specifically set forth the nature of said failure, neglect or refusal, (ii) any willful or intentional act of the Executive that has the effect of injuring the reputation or business of the Company or its affiliates in any material respect; (iii) any continued or repeated absence from the Company, unless such absence is (A) approved or excused by the Chief Executive Officer or (B) is the result of the Executive’s illness, disability or incapacity (in which event the provisions of Section 6(b) hereof shall control); (iv) use of illegal drugs by the Executive or repeated drunkenness; (v) conviction of the Executive for the commission of a felony; or (vi) the commission by the Executive of an act of fraud or embezzlement against the Company.

          (d) Resignation. The Executive shall have the right to terminate her employment at any time by giving notice of her resignation.

          (e) Payments. In the event that the Executive’s employment terminates for any reason, the Company shall pay to the Executive all amounts and benefits accrued but unpaid hereunder through the date of termination in respect of Salary or unreimbursed expenses, including accrued and unused vacation. In addition, in the event the Executive’s employment is terminated by the Company without Cause, whether during or upon expiration of the then current term of this Agreement, in addition to the amounts specified in the foregoing sentence, (i) the Executive shall continue to receive the Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination periodically, in accordance with the Company’s prevailing payroll practices, for a period of twelve (12) months following the date of such termination (the “Severance Term”) and (ii) to the extent permissible under the Company’s health and welfare plans, the Executive shall continue to receive any health and welfare benefits provided to her as of the date of such termination in accordance with Section 3(c) hereof during the Severance Term, on the same basis and at the same cost as during the Employment Term. Further, in the event the Executive’s employment is terminated without Cause by reason of the Company having notified the Executive that this Agreement will not be extended pursuant to Section 2, the Executive shall be entitled to receive a pro-rated amount of the Bonus in a lump sum based on the Executive’s period of employment during the calendar year in which such termination occurs (less any applicable withholding or similar taxes). Following the end of the Severance Term, the Executive shall be entitled to elect health care continuation coverage permitted under Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as if her employment had then terminated. In the event the Executive accepts other employment or engages in her own business prior to the last date of the Severance Term, the Executive shall forthwith notify the Company and the Company shall be entitled to set off from amounts and benefits due the Executive under this Section 6(e) (other than in respect of the Bonus) the amounts paid to and benefits received by the Executive in respect of such other employment or business activity. Amounts owed by the Company in respect of the Salary, Bonus or reimbursement for expenses under the provisions of Section 5 hereof shall, except as otherwise set forth in this Section 6(e), be paid promptly upon any termination. The payments and benefits to be provided to the Executive as set forth in this Section 6(e) in the event the Executive’s employment is terminated by the Company without Cause: (i) shall be lieu of any and all benefits otherwise provided under any severance pay policy, plan or program maintained from time to time by the Company for its employees, and (ii) shall not be paid to the extent that Executive’s employment is terminated following a Change in Control under circumstances entitling the Executive to the benefits described in Section 6 (f).

          (f) Change in Control Benefit. In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, as defined below, during the 12-month period immediately following a Change in Control, as defined below, whether during or upon expiration of the then current term of this Agreement: (i) the Company shall pay to the Executive all amounts and benefits accrued but unpaid hereunder through the date of termination in respect of Salary or unreimbursed expenses, including accrued and unused vacation (less any applicable withholding or similar taxes), (ii) all unvested shares that are subject to the Options shall become immediately vested and exercisable as set forth in the Stock Option Agreements, (iii) the Company shall pay to Executive a lump sum payment equal to her Salary at the rate in effect hereunder on the date of such termination, plus her target Bonus for the year in which the Change in Control occurs (less any applicable withholding or similar taxes), and (iv) to the extent permissible under the Company’s health and welfare plans, the Executive shall continue to receive, at the Company’s cost, any health and welfare benefits provided to her as of the date of such termination for the 12-month period following her termination of employment. Following the end of the 12-month period described in clause (iv) of the preceding sentence, the Executive shall be entitled to elect health care continuation coverage permitted under Sections 601 through 608 of ERISA as if her employment with the Company then terminated.

          (g) Gross-Up Payment. If the Executive becomes entitled to payments and benefits following a Change in Control under Section 6(f) or the vesting of the Options accelerate following a Change in Control as provided in the Stock Option Agreements, the Company will cause its independent auditors promptly to review, at the Company’s sole expense, the applicability of Code Section 4999 to any payment or distribution of any type by the Company to or for the Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Stock Option Agreements or otherwise (the “Total Payments”). If the auditor determines that the Total Payments result in an excise tax imposed by Code Section 4999 or any comparable state or local law, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), the Company will make an additional cash payment (a “Gross-Up Payment”) to the Executive within 10 days after such determination equal to an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of the foregoing determination, the Executive’s tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect. If no determination by the Company’s auditors is made prior to the time the Executive is required to file a tax return reflecting the Total Payments, the Executive will be entitled to receive from the Company a Gross-Up Payment calculated on the basis of the Excise Tax the Executive reported in such tax return, within 10 days after the later of the date on which the Executive files such tax return or the date on which the Executive provides a copy thereof to the Company. In all events, if any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Company’s independent auditors or reflected in the Executive’s tax return pursuant to this Section 6(g), the Executive will be entitled to receive from the Company the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority within 10 days after the Executive notifies the Company of such determination.

          For purposes of this Agreement, “Change in Control” shall mean:

          (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”))

(a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Parent Corporation, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the “Outstanding Parent Corporation Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Parent Corporation entitled to vote generally in the election of directors (the “Outstanding Parent Corporation Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Parent Corporation or any “affiliate” of the Parent Corporation, within the meaning of 17 C.F.R. § 230.405 (an “Affiliate”), (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent Corporation or any Affiliate of the Parent Corporation, (z) any acquisition by any corporation or business entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (ii) of this Section 6(f) (persons and entities described in clauses (x), (y) and (z) being referred to herein as “Permitted Holders”); or

          (ii) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Corporation Common Stock and Outstanding Parent Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Parent Corporation or all or substantially all of the Parent Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Corporation Common Stock and Outstanding Parent Corporation Voting Securities, as the case may be, and (B) no Person (excluding any Permitted Holder) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board of Directors of the Parent Corporation at the time of the execution of the initial agreement providing for such Business Combination; or

          (iii) Approval by the shareholders of the Parent Corporation of a complete liquidation or dissolution of the Parent Corporation; or

          (iv) The sale of at least 80% of the assets of the Parent Corporation to an unrelated party, or completion of a transaction having a similar effect; or

          (v) The individuals who on the date of this Agreement constitute the Board of Directors thereafter cease to constitute at least a majority thereof; provided that any person becoming a member of the Board of Directors subsequent to the date of this Agreement and whose election or nomination was approved by either (A) a vote of at least two-thirds of the directors who then comprised the Board of Directors immediately prior to such vote or (B) the Nominating Committee of the Board of Directors shall be considered a member of the Board of Directors on the date of this Agreement.

          For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s prior written consent, (i) a substantial diminution in the Executive’s authority, duties or responsibilities as in effect prior to the Change in Control, (ii) a reduction by the Company in the Executive’s base Salary as in effect immediately prior to the Change in Control or as thereafter increased, (iii) the failure by the Company to cover the Executive under employee benefit plans that, in the aggregate, provide substantially similar benefits to the Executive and/or her family and dependents at a substantially similar total cost to the Executive (e.g., premiums, deductibles, co-pays, out of pocket maximums, required contributions, taxes and the like) relative to the benefits and total costs under such benefit plans in which the Executive (and/or her family or dependents) was participating at any time during the 90-day period immediately preceding the Change in Control, or (iv) the Company’s requiring the Executive to be based at any office or location that is more than fifty (50) miles further from the office or location thereof immediately preceding a Change in Control; provided, however, Good Reason shall not include any of the circumstances or events described herein unless the Executive has first provided written notice of such circumstance or event and the Company has not corrected such circumstance or event within thirty (30) days of receipt by the Company of such written notice from the Executive.

          (h) Survival of Operative Sections. Upon any termination of the Executive’s employment, the provisions of Sections 6(e), 6(f), 6(g) and 7 through 18 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

          Section 7. Secrecy and Non-Competition.

          (a) No Competing Employment. The Executive acknowledges that the agreements and covenants contained in this Section 7 are essential to protect the value of the Company’s business and assets and by her current employment with the Company and its subsidiaries, the Executive has obtained and will obtain such knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. Therefore, the Executive agrees that for the period commencing on the date of this Agreement and ending on the first anniversary of the termination of the Executive’s employment hereunder (such period is hereinafter referred to as the “Restricted Period”) with respect to any State in which the Company is engaged in business during the Employment Term, the Executive shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, partner or joint venturer, in any business activities if such activity consists of any activity undertaken or expressly contemplated to be undertaken by the Company or any of its subsidiaries or by the Executive at any time during the last three (3) years of the Employment Term. The foregoing restrictions contained in this Section 7(a) shall not prevent the Executive from accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, so long as prior to accepting such employment the Company receives separate written assurances from the prospective employer and from the Executive, satisfactory to the Company, to the effect that the Executive will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company. During the Restricted Period, the Executive will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.

          (b) Nondisclosure of Confidential Information. The Executive, except in connection with her employment hereunder, shall not disclose to any person or entity or use, either during the Employment Term or at any time thereafter, any information not in the public domain or generally known in the industry that the Company treats as confidential or proprietary, in any form, acquired by the Executive while employed by the Company or any predecessor to the Company’s business or, if acquired following the Employment Term, such information which, to the Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its subsidiaries or affiliates, relating to the Company, its subsidiaries or affiliates, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any subsidiaries or affiliates thereof. The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of her employment with the Company, the Executive shall return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with the performance of her duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of her employment.

          (c) No Interference. During the Restricted Period, the Executive shall not, whether for her own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company or its subsidiaries, or otherwise directly interfere with the relationship of the Company or its subsidiaries with any person who, to the knowledge of the Executive, is employed by or otherwise engaged to perform services for the Company or its subsidiaries (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent twelve-month period, a customer or client of the Company, its predecessors or any of its subsidiaries. The placement of any general classified or “help wanted” advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 7(c) unless the Executive’s name is contained in such advertisements or solicitations.

          (d) Inventions, etc. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during her employment by the Company which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company or which arise from the efforts of the Executive during the course of her employment for the Company. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Executive within one year following the termination of her employment with the Company shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination. The foregoing requirements of this Section 7(d) shall not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, and (i) which does not relate directly to the Company’s business or to the Company’s actual or demonstrably anticipated research or development, or (ii) which does not result from any work the Executive performed for the Company.

          Section 8. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that in the event of a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 7 hereof, restraining the Executive from engaging in activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.

          Section 9. Representations and Warranties of the Executive. The Executive represents and warrants to the Company as follows:

          (a) This Agreement, upon execution and delivery by the Executive, will be duly executed and delivered by the Executive and (assuming due execution and delivery hereof by the Company) will be the valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Executive (i) requires the approval or consent of any governmental body or of any other person or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive. Without limiting the generality of the foregoing, the Executive is not a party to any non-competition, non-solicitation, no hire or similar agreement that restricts in any way the Executive’s ability to engage in any business or to solicit or hire the employees of any person.

          The representations and warranties of the Executive contained in this Section 9 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          Section 10. Representations and Warranties of the Company. The Company represents and warrants to the Executive as follows:

          (a) This Agreement, upon execution and delivery by the Company, will be duly executed and delivered by the Company and (assuming due execution and delivery hereof by the Executive) will be the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Company (i) requires the approval or consent of any governmental body or of any other person or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Company.

          The representations and warranties of the Company contained in this Section 10 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          Section 11. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties, including, but not limited to, the Executive’s heirs and the personal representatives of the Executive’s estate; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, the Company shall have the unrestricted right to assign this Agreement and to delegate all or any part of its obligations hereunder to any of its subsidiaries or Affiliates, but in such event such assignee shall expressly assume all obligations of the Company hereunder and the Company shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

          Section 12. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board of Directors. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

          Section 13. Severability and Governing Law. The Executive acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED, HOWEVER, THE PROVISIONS OF THIS AGREEMENT RELATING TO THE OPTION UNDER SECTION 3(d) HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          Section 14. Notices.

          (a) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

    (i) If to the Executive, at                                                                              or at such other address as the Executive may have furnished the Company in writing, and

    (ii) If to the Company, at 10700 Bren Road West, Minnetonka, Minnesota 55343, marked for the attention of the Chief Executive Officer, or at such other address as it may have furnished in writing to the Executive.

          (b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

          Section 15. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

          Section 16. Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

          Section 17. Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

          Section 18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMERICAN MEDICAL SYSTEMS, INC.
By:
Name:
Title:

Carmen L.Diersen

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